Exhibit 10.1

FIRST Amendment TO LEASE AGREEMENT

THIS FIRST Amendment TO LEASE AGREEMENT (this “First Amendment”) is made this 25th day of September, 2017 by and between IIP-MD 1 LLC, a Delaware limited liability company (“Landlord”), and HOLISTIC INDUSTRIES LLC, a Maryland limited liability company (“Tenant”).

WITNESSETH:

WHEREAS, by that certain Lease Agreement dated May 26, 2017 (the “Lease”), Landlord leased unto Tenant certain premises (the “Premises”) which are located in that certain building known by street address as 9220 Alaking Court, Capitol Heights, Maryland, as more particularly set forth in the Lease; and

WHEREAS, Landlord and Tenant have agreed to modify the Lease to accommodate the parties’ agreement to (i) rescind in its entirety the Rent Reserve, (ii) increase the TI Allowance and (iii) confirm the date that the Second Base Rent and additional Base Rent periods commenced.

NOW, THEREFORE, in consideration of the premises, and such other good and valuable consideration, the receipt and sufficiency of which being hereby acknowledged, the parties do hereby agree as follows:

1.             Rescission of Rent Reserve. Landlord and Tenant agree that Landlord’s obligation to fund the Rent Reserve in the amount One Million Nine Hundred Thousand Dollars ($1,900,000.00) as set forth in the first sentence of Section 6.2.4 of the Lease is hereby rescinded in its entirety. Consequently, all references in the Lease to the Rent Reserve shall be and are hereby made null and void ab initio and Landlord’s prior receipt of payment of $202,870.49 on account thereof shall similarly be deemed null and void ab initio.

2.             Base Rent. Notwithstanding anything contained in the Lease to the contrary, the parties agree and acknowledge the following: (i) that the Second Base Rent Period commenced on August 1, 2017; (ii) the Tenant shall commence payments to Landlord of additional Base Rent for the Premises on August 26, 2017 as set forth in Section 6.2.4. of the Lease of $26,259.74 per month through and including September 30, 2017; (iii) concurrent with execution of this First Amendment, Tenant shall remit to Landlord, and Landlord hereby accepts as timely payment thereof, a stipulated amount of $205,000.00 on account of management fees and Base Rent currently due and payable by Tenant through and including September 30, 2017; and (iv) effective as of October 1, 2017, provided that Landlord has funded the TI Allowance in full as described below on or prior to October 31, 2017, the monthly aggregate Base Rent and Property Management Fee for the initial Term of the Lease shall be as set forth in Exhibit A attached hereto.

3.             Insurance. Landlord and Tenant hereby agree and acknowledge that Tenant shall be permitted to provide claims-made coverage with respect to its commercial general liability insurance.

4.             TI Allowance. In consideration of the foregoing, the parties agree that the TI Allowance provided by Landlord for the construction of the Tenant Improvements within the Premises pursuant to Section 5.1 of the Lease shall be increased by the sum of One Million Nine Hundred Thousand Dollars ($1,900,000.00), resulting in a TI Allowance not to exceed Five Million Nine Hundred Thousand Dollars ($5,900,000.00). Tenant hereby requests disbursement of the TI Allowance in the full amount of Five Million Nine Hundred Thousand Dollars ($5,900,000.00), and the parties shall exercise commercially reasonable efforts to provide and review the deliverables required under the Lease for the disbursement of the TI Allowance to allow Landlord to release the TI Allowance to Tenant by October 2, 2017.

5.             Limited Guaranty. In further consideration of the foregoing, Richard Cohen shall execute as of the date hereof an amendment to the Limited Guaranty, in the form attached hereto as Exhibit B.

6.             Second Sentence of Section 6.2.3. of Lease. The second sentence of Section 6.2.3. of the Lease is hereby amended and restated as follows: "For purposes of clarity, assuming the sum of the Purchase Price, the Additional Purchase Price and the disbursed TI Allowance is Fifteen Million Dollars ($15,000,000.00), Base Rent during the Third Base Rent Period would be equal to One Hundred Eighty-Seven Thousand Five Hundred Dollars ($187,500.00) per month."

7.             Ratification. As amended hereby, the Lease shall continue in full force and effect under the terms, provisions, and conditions thereof. All other terms, covenants, and conditions of the Lease not herein expressly modified are hereby confirmed and ratified and remain in full force and effect.

8.             Capitalized Terms. All capitalized terms shall have the meaning as defined in the Lease unless otherwise defined herein.

9.             Miscellaneous. This First Amendment may be executed in multiple counterparts, each of which shall constitute an original and all of which shall constitute one and the same agreement and it shall not be necessary in making proof of this First Amendment or any counterpart hereof to produce or account for any of the other counterparts. This First Amendment contains and embodies the entire agreement of the parties hereto with respect to the matters set forth herein, and supersedes and revokes any and all negotiations, arrangements, letters of intent, representations, inducements or other agreements, oral or in writing with respect to such matters. No representations, inducements or agreements, oral or in writing, between the parties with respect to such matters, unless contained in this First Amendment, shall be of any force or effect.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this instrument under seal as of the day and year first above written.

LANDLORD:

IIP-MD 1 LLC,
a Delaware limited liability company

By:	/s/ Catherine Hastings
Name: Catherine Hastings
Title: CFO, CAO and Treasurer

TENANT:

HOLISTIC INDUSTRIES LLC,
a Maryland limited liability company

By:	/s/ Josh Genderson
Name: Josh Genderson
Title: CEO

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Exhibit A

Base Rent and Property Management Fee Schedule

Period	Base Rent	Property Management Fee	Monthly Amount
10/1/17 to 6/30/18	$213,759.74	$2,812.50	$216,572.24
7/1/18 to 6/30/19	$219,853.49	$2,903.91	$222,757.40
7/1/19 to 6/30/20	$226,145.29	$2,998.28	$229,143.57
7/1/20 to 6/30/21	$232,641.57	$3,095.73	$235,737.30
7/1/21 to 6/30/22	$239,348.98	$3,196.34	$242,545.32
7/1/22 to 6/30/23	$246,274.38	$3,300.22	$249,574.60
7/1/23 to 6/30/24	$253,424.85	$3,407.48	$256,832.33
7/1/24 to 6/30/25	$260,807.72	$3,518.22	$264,325.94
7/1/25 to 6/30/26	$268,430.53	$3,632.56	$272,063.09
7/1/26 to 6/30/27	$276,301.08	$3,750.62	$280,051.70
7/1/27 to 6/30/28	$284,427.42	$3,872.52	$288,299.94
7/1/28 to 6/30/29	$292,817.87	$3,998.37	$296,816.24
7/1/29 to 6/30/30	$301,481.01	$4,128.32	$305,609.33
7/1/30 to 6/30/31	$310,425.70	$4,262.49	$314,688.19
7/1/31 to 6/30/32	$319,661.10	$4,401.02	$324,062.12
7/1/32 to 5/31/33	$329,196.64	$4,544.05	$333,740.69

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Exhibit B

FIRST Amendment TO LIMITED GUARANTY OF LEASE

THIS FIRST Amendment TO LIMITED GUARANTY OF LEASE (this “Guaranty Amendment”) is made this 25th day of September, 2017 by and between IIP-MD 1 LLC, a Delaware limited liability company (“Landlord”), and RICHARD COHEN (“Guarantor”).

WITNESSETH:

WHEREAS, by that certain Lease Agreement dated May 26, 2017 (the “Original Lease”), as amended by that certain First Amendment to Lease Agreement dated as of the date hereof (the “Lease Amendment”; and the Original Lease and Lease Amendment are hereinafter collectively referred to as the “Lease”), Landlord leased unto Tenant certain premises which are located in that certain building known by street address as 9220 Alaking Court, Capitol Heights, Maryland, as more particularly set forth in the Lease; and

WHEREAS, pursuant to the Original Lease, Guarantor executed and delivered to Landlord, that certain Limited Guaranty of Lease dated June 7, 2017 (the “Original Guaranty”; and together with this Guaranty Amendment, the “Guaranty”).

WHEREAS, Landlord would not have entered into the Lease Amendment with Tenant without having received this Guaranty Amendment as an inducement to Landlord, and Guarantor is receiving a material benefit in connection with the Lease Amendment.

NOW, THEREFORE, in consideration of the Lease Amendment, and such other good and valuable consideration, the receipt and sufficiency of which being hereby acknowledged, the parties do hereby agree as follows:

1.             Amendments to Guaranty. Effective as of the date hereof, Landlord and Guarantor hereby agree that the Original Guaranty is hereby amended as set forth below:

a.	Section 1(d) is hereby amended by adding the following provision at the end of the enumerated Guaranteed Obligations:

“; and (iv) from September 1, 2017 through and including May 31, 2018 (the “Initial Guaranty Period”), the payment by Tenant during the Initial Guaranty Period of: (A) Base Rent due and owing pursuant to Sections 6.2.1 through 6.2.4 or the Base Rent and Property Management Fee due and owing as set forth in Exhibit A of the Lease Amendment, if applicable (such Guaranteed Obligations set forth in this subsection (iv) shall be referred to as the “Initial Rent Payment Guaranty Obligations”).”

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b.	Section 3 is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding anything to the contrary set forth in this Guaranty, Landlord and Guarantor hereby agree and acknowledge that solely with respect to the Initial Rent Payment Guaranty Obligations, Guarantor’s liability under this Guaranty (a) shall not exceed One Million Nine Hundred Thousand Dollars ($1,900,000) in the aggregate (the “Initial Rent Guaranty Cap”), and (b) such Initial Rent Guaranty Cap shall be automatically reduced upon each payment by Tenant of the Initial Rent Payment Guaranty Obligations by the aggregate amount of all such payments in respect thereof. By way of example only, if the monthly Initial Rent Payment Guaranty Obligations are $216,572.24, upon Tenant’s payment thereof on October 1, 2017, the Initial Rent Guaranty Cap shall be automatically reduced to $1,683,427.76; and upon Tenant’s payment of the Initial Rent Payment Guaranty Obligations on November 1, 2017 of $216,572.24, the Initial Rent Guaranty Cap shall be automatically reduced to $1,466,855.52. For purposes of clarification, the Initial Rent Guaranty Cap is a Guarantor liability that is in addition to the Cap or Lower Cap, as the case may be, under Section 3 of this Guaranty.”

2.             Ratification. As amended hereby, the Guaranty shall continue in full force and effect under the terms, provisions, and conditions thereof. All other terms, covenants, and conditions of the Guaranty not herein expressly modified are hereby confirmed and ratified and remain in full force and effect. Guarantor further acknowledges its consent to the Lease Amendment and hereby confirms and ratifies the terms, covenants and conditions of the Lease.

3.             Capitalized Terms. All capitalized terms shall have the meaning as defined in the Original Guaranty and the Lease unless otherwise defined herein.

4.             Miscellaneous. This Guaranty Amendment may be executed in multiple counterparts, each of which shall constitute an original and all of which shall constitute one and the same agreement and it shall not be necessary in making proof of this Guaranty Amendment or any counterpart hereof to produce or account for any of the other counterparts. This Guaranty Amendment contains and embodies the entire agreement of the parties hereto with respect to the matters set forth herein, and supersedes and revokes any and all negotiations, arrangements, letters of intent, representations, inducements or other agreements, oral or in writing with respect to such matters. No representations, inducements or agreements, oral or in writing, between the parties with respect to such matters, unless contained in this Guaranty Amendment, shall be of any force or effect.

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IN WITNESS WHEREOF, Landlord and Guarantor have executed this instrument under seal as of the day and year first above written.

LANDLORD:

IIP-MD 1 LLC,
a Delaware limited liability company

By:
Name: Catherine Hastings
Title: CFO, CAO and Treasurer

GUARANTOR:

By:
Name: Richard S. Cohen

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